Exhibit 99.1

Biodesix Announces First Quarter 2025 Results and Highlights

Total Q1 2025 Revenue of $18.0 million, an increase of 21% over Q1 2024;

Gross margins of 79.4% for Q1 2025;

Q1 2025 Net loss improved by 18% compared to Q1 2024;

Updated 2025 Revenue Guidance to a range of $80-85 million;

Conference Call and Webcast Today at 4:30 p.m. ET

LOUISVILLE, CO, May 13, 2025 – Biodesix, Inc. (Nasdaq: BDSX), a leading diagnostic solutions company, today announced its financial and operating results for the first quarter ended March 31, 2025.

“Our quarter was highlighted by continued progress toward our three key goals for 2025 – growing top line revenue, improving operational efficiencies and leverage, and advancing our pipeline,” said Scott Hutton, Chief Executive Officer. “Year-over-year, we grew revenue by 21%, powered by growth in both our lung diagnostic testing and diagnostic services, all while decreasing our SG&A spend. Lung Diagnostics revenue grew 18%, which is the 16th straight quarter of greater than 15% growth. We also increased our already strong gross margins to 79.4%, improved Net Loss by 18% and Adjusted EBITDA by 11% on our path to profitability, and presented multiple studies on our pipeline products to help facilitate future growth.”

“In the second half of 2024, we conducted a commercial pilot to explore the expansion of our commercial reach to include pulmonology and the select primary care physicians in their referral network. The goal of the pilot was to assess our ability to effectively access the ~50% of patients with lung nodules being managed in primary care. Due to the successful conclusion of this pilot, we determined that the best strategy was to pause the former sales structure expansion and reconfigure our sales team into a territory-based sales structure, with a team of sales consultants calling across specialties in pulmonology and primary care. With these changes, we believe that we will not only increase patient access, but also provide Biodesix with the potential to accelerate the long-term growth potential of our lung diagnostic tests. That reconfiguration is now complete, and we have restarted the commercial expansion. Based on the timing of the field implementation, we estimate that we are approximately one quarter behind in our commercial plan. Including the results of the first quarter and the delay in sales rep hiring and field implementation, we are revising our revenue guidance to $80-85 million for the year. That said, due to our strong gross margins and cost efficiencies, we are reiterating our expectation to achieve Adjusted EBITDA positivity in the fourth quarter. Following the end of the first quarter, we strengthened our cash position by drawing down the $10 million Tranche C from our term loan facility with Perceptive Advisors, increasing our pro forma cash balance to $27.6 million.”

First Quarter Ended March 31, 2025 Financial Results

•
Total revenue of $18.0 million for the first quarter 2025, an increase of 21% over the respective prior year comparable period;
o
Diagnostic Testing revenue of $16.3 million for the first quarter, an increase of 18% over the respective prior year comparable period; primarily driven by an increase in total tests delivered;
o
Development Services revenue of $1.7 million for the first quarter, an increase of 61% over the respective prior year comparable period;
•
Gross margin was $14.3 million, or 79.4%, for the first quarter 2025, as a percentage of revenue compared to 78.6% in the prior year comparable period, continuing to be driven by growth in Diagnostic testing and optimization of testing workflows that resulted in improvements in costs per test and the ongoing expansion of our Development Services business;

•
Operating expenses (excluding direct costs and expenses) of $23.4 million for the first quarter 2025, an increase of 3% over the respective prior year comparable period;
o
Increase in operating expenses is attributed to a $900 thousand increase in Research and Development costs due to the investment in clinical studies to support on-market and pipeline products partially offset by a 1% decrease in Sales, General and Administrative costs;
o
Includes non-cash stock compensation expense of $1.0 million during the first quarter 2025, a decrease from $2.6 million in the prior year period.
•
Net loss of $11.1 million for the first quarter 2025, an improvement of 18% over the respective prior year comparable period;
•
Adjusted EBITDA was a loss of $6.2 million for the first quarter 2025, an improvement of 11% over the respective prior year comparable period;
•
Cash and cash equivalents of $17.6 million as of March 31, 2025. Subsequent to quarter end, we received $10.0 million from Tranche C of the amended term loan facility with Perceptive Advisors. The pro forma cash balance is $27.6 million. As consideration for drawing Tranche C of the amended term loan facility, the Company agreed to modify the previously agreed upon per share exercise prices of the outstanding warrants to a new per share exercise of $0.4191.

Updated 2025 Financial Outlook

•
Based on the timing expectations for the Company’s sales team expansion, the Company is revising guidance and anticipates generating between $80 million to $85 million in total revenue in 2025.

Conference call and webcast information

Listeners can register for the webcast via this link. Analysts who wish to participate in the question-and-answer session should use this link. A replay of the webcast will be available via the Company’s investor relations page on the website approximately two hours after the call’s conclusion. Participants are advised to join 15 minutes prior to the start time.

For a full list of Biodesix press releases and webinars, please visit biodesix.com.

About Biodesix

Biodesix is a leading diagnostic solutions company, driven to improve clinical care and outcomes for patients. Biodesix Diagnostic Tests, marketed as Nodify Lung® Nodule Risk Assessment and IQLung™ Cancer Treatment Guidance, support clinical decisions to expedite personalized care and improve outcomes for patients with lung disease. Biodesix Development Services enable the world’s leading biopharmaceutical, life sciences, and research institutions with scientific, technological, and operational capabilities that fuel the development of diagnostic tests, tools, and therapeutics. For more information, visit biodesix.com.

Trademarks: Biodesix, Biodesix Logo, Nodify Lung, and IQLung are trademarks or registered trademarks of Biodesix, Inc.

Use of Non-GAAP Financial Measure

Biodesix reported results are presented in accordance with generally accepted accounting principles in the United States (GAAP). Biodesix has provided in this press release financial information that has not been prepared in accordance with GAAP. Biodesix uses the non-GAAP financial measure, Adjusted EBITDA, internally in analyzing its financial results and believes that use of this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing Biodesix financial results with other companies in its industry, many of which present similar non-GAAP financial measures. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with Biodesix financial statements prepared in accordance with GAAP. A reconciliation of Biodesix historical non-GAAP financial measure to the most directly comparable GAAP measure has been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliation.

Adjusted EBITDA is a key performance measure that our management uses to assess our financial performance and is also used for internal planning and forecasting purposes. We believe that this non-GAAP financial measure is useful to investors and other interested parties in analyzing our financial performance because it provides a comparable overview of our operations across historical periods. In addition, we believe that providing Adjusted EBITDA, together with a reconciliation of Net loss to Adjusted EBITDA, helps investors make comparisons between our Company and other companies that may have different capital structures, different tax rates, and/or different forms of employee compensation.

Adjusted EBITDA is used by our management team as an additional measure of our performance for purposes of business decision-making, including managing expenditures. Period-to-period comparisons of Adjusted EBITDA help our management identify additional trends in our financial results that may not be shown solely by period-to-period comparisons of Net loss or Loss from operations. Our management recognizes that Adjusted EBITDA has inherent limitations because of the excluded items and may not be directly comparable to similarly titled metrics used by other companies.

We calculate Adjusted EBITDA as Net loss adjusted to exclude interest, income tax expense, if any, depreciation and amortization, share-based compensation expense, loss on debt extinguishments, net, change in fair value of warrant liabilities, net, other income, net, and other non-recurring items. Non-recurring items are excluded as they are not representative of our underlying operating performance. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for Loss from operations, Net loss, and other GAAP measures.

Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical fact, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” “opportunity,” “goals,” or “should,” and similar expressions are intended to identify forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Biodesix has based these forward-looking statements largely on its current expectations and projections about future events and trends. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions. Forward-looking statements may include information concerning the impact of backlog and the timing and assumptions regarding collection of revenues on projections, availability of funds and future capital, including under the term loan facility, the anticipated impact and benefits of new clinical data, reimbursement coverage and research partnerships, assurances that our common stock will continue to trade on The Nasdaq Stock Market LLC and the impact of enhanced U.S. tariffs, import/export restrictions or other trade barriers on Biodesix and its operations and financial performance. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Other factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of our most recent Annual Report on Form 10-K, filed March 3, 2025, or subsequent quarterly reports on Form 10-Q during 2025, as applicable. Biodesix undertakes no obligation to revise or publicly release the results of any revision to such forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:

Media:

Natalie St. Denis

natalie.stdenis@biodesix.com

(720) 925-9285

Investors:

Chris Brinzey

chris.brinzey@icrhealthcare.com

(339) 970-2843

Biodesix, Inc.

Condensed Balance Sheets (unaudited)

(in thousands, except share data)

	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$17,603	$26,245
Accounts receivable, net of allowance for credit losses of $209 and $481	7,639	8,603
Other current assets	4,380	4,636
Total current assets	29,622	39,484
Non‑current assets
Property and equipment, net	26,966	27,828
Intangible assets, net	5,360	5,874
Operating lease right-of-use assets	1,962	1,767
Goodwill	15,031	15,031
Other long-term assets	7,300	7,260
Total non‑current assets	56,619	57,760
Total assets	$86,241	$97,244

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,925	$2,194
Accrued liabilities	7,403	10,064
Deferred revenue	788	678
Current portion of operating lease liabilities	1,094	719
Current portion of notes payable	18	21
Other current liabilities	1,088	641
Total current liabilities	13,316	14,317
Non‑current liabilities
Long‑term notes payable, net of current portion	36,693	36,408
Long-term operating lease liabilities	24,480	24,828
Other long-term liabilities	692	815
Total non‑current liabilities	61,865	62,051
Total liabilities	75,181	76,368
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.001 par value, 5,000,000 authorized; 0 (2025 and 2024) issued and outstanding	—	—
Common stock, $0.001 par value, 200,000,000 authorized; 146,443,460 (2025) and 145,491,569 (2024) shares issued and outstanding	146	145
Additional paid‑in capital	484,512	483,228
Accumulated deficit	(473,598)	(462,497)
Total stockholders' equity	11,060	20,876
Total liabilities and stockholders' equity	$86,241	$97,244

Biodesix, Inc.

Condensed Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2025	2024
Revenues
Diagnostic Tests	$16,316	$13,796
Development Services	1,642	1,022
Total revenues	17,958	14,818
Direct costs and expenses	3,703	3,175
Research and development	2,870	2,040
Sales, marketing, general and administrative	20,448	20,556
Impairment loss on intangible assets	73	68
Total operating expenses	27,094	25,839
Loss from operations	(9,136)	(11,021)
Other (expense) income:
Interest expense	(1,685)	(2,529)
Change in fair value of warrant liability, net	(378)	—
Other income (expense), net	98	(64)
Total other expense	(1,965)	(2,593)

Net loss	$(11,101)	$(13,614)
Net loss per share, basic and diluted	$(0.08)	$(0.14)
Weighted-average shares outstanding, basic and diluted	146,547	97,166

Biodesix, Inc.

Reconciliation of Net Loss to Adjusted EBITDA (unaudited)

(in thousands)

	Three Months Ended March 31,
	2025	2024
Net loss	$(11,101)	$(13,614)
Interest expense	1,685	2,529
Depreciation and amortization	1,440	1,420
Share-based compensation expense	972	2,640
Change in fair value of warrant liability, net	378	—
Other expense, net	430	64
Adjusted EBITDA	$(6,196)	$(6,961)